Exhibit 3.9

TERMINATION OF PRINCIPAL UNDERWRITER AGREEMENT

This Termination of Principal Underwriter Agreement (“AGREEMENT”) is made by and between Synergy Investment Group, LLC (“Synergy”) and Zurich American Life Insurance Company (“ZALICO”) (formerly known as Kemper Investors Life Insurance Company).

WHEREAS, Synergy and ZALICO are parties to a Principal Underwriter Agreement effective as of February 3, 2009 (the “Principal Underwriter Agreement”), whereunder Synergy acts as a principal underwriter of the Scudder DestinationsSM and Farmers VA I variable annuity contracts (the “Contracts”), each of which was issued by ZALICO through the ZALICO Variable Annuity Separate Account (formerly known as the KILICO Variable Annuity Separate Account); and

WHEREAS, as principal underwriter of the Contracts, Synergy or its predecessor in interest entered into various Selling Group Agreements (each a “Selling Group Agreement” and, collectively, the “Selling Group Agreements”) with various broker-dealers, which Selling Group Agreements contain the terms and conditions relating to the sale of the Contracts by the broker-dealers; and

WHEREAS, ZALICO and BFP Securities, LLC (“BFPS”) have entered or will enter into a Principal Underwriter Agreement pursuant to which BFPS acts or will act as a principal underwriter for the Contracts;

WHEREAS, Synergy has assigned or will assign its rights and responsibilities under the Selling Group Agreements with respect to the Contracts to BFPS, and BFPS has assumed or will assume those rights and responsibilities;

WHEREAS, the parties hereto desire to terminate the Principal Underwriter Agreement to which they are parties, by mutual agreement, as it relates to the Contracts;

NOW, THEREFORE, IN CONSIDERATION of the promises and the mutual covenants of the parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	The parties hereby waive the 60-day notice period required by Section 11 of the Principal Underwriter Agreement.

2.	The parties mutually consent and agree that the Principal Underwriter Agreement shall terminate at 5:00 p.m. Eastern time on April 30, 2012 (or the date upon which approval is received from the Illinois Department of Insurance, if later).

3.	No cash, royalty or other consideration shall be payable by any party hereto in connection with the termination hereunder.

4.	This AGREEMENT shall inure to the benefit of and be binding upon the respective successors and assigns of Synergy and ZALICO.

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IN WITNESS WHEREOF, each of the parties hereto has caused this AGREEMENT to be executed by its duly authorized officer on the date set forth below.

SYNERGY INVESTMENT GROUP, LLC		ZURICH AMERICAN LIFE INSURANCE COMPANY
By:	/s/ Jeffrey D. Jones	By:	/s/ Richard Grilli
Name:	Jeffrey D. Jones	Name:	Richard Grilli
Title:	President	Title:	Chief Operating Officer
Date:	4/23/12	Date:	April 19, 2012

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